BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street
New York, New York 10286

December 15, 2022

BNY Mellon Advantage Funds, Inc.

240 Greenwich Street
New York, New York 10286

Re: Fee Waiver – BNY Mellon Technology Growth Fund

To Whom It May Concern:

BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Technology Growth Fund (the "Fund"), a series of BNY Mellon Advantage Funds, Inc. (the "Company"), as follows:

Until December 30, 2023, BNY Mellon Investment Adviser, Inc. will waive receipt of a portion of its management fee in the amount of .10% of the value of the fund's average daily net assets until December 30, 2023. On or after December 30, 2023, BNY Mellon Investment Adviser, Inc. may terminate this waiver agreement at any time.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Directors of the Fund and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior December 30, 2023, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Company on behalf of the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/James Bitetto

          James Bitetto

          Secretary

Accepted and Agreed To:

BNY Mellon ADVANTAGE FUNDS, INC.

By: /s/James Windels

        James Windels

        Treasurer